Exhibit (a)(2)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “TAILWIND ENDOWMENT ALTERNATIVES FUND”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF FEBRUARY, A.D. 2022, AT 12:42 O’ CLOCK P.M.

6623218 8100 SR# 20220543535	Authentication: 202686409 Date: 02-17-22
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:42 PM 02/16/2022
FILED 12:42 PM 02/16/2022
SR 20220543535 - File Number 6623218

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

●	First: The name of the trust is Tailwind Endowment Alternatives Fund

●	Second: The name and address of the Registered Agent in the State of Delaware is
Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904

●	Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. $$ 80a-1 et seq.).

●	Fourth: (Insert any other information the trustees determine to include therein.)

By:
Trustee(s)

Name:	David B. Perkins, Initial Trustee
Typed or Printed